Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated June 17, 2022 in Amendment No. 2 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of PSI Group Holdings Ltd and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2021, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes included herein.

/s/ WWC, P.C.

San Mateo, California	WWC, P.C.
July 22, 2022	Certified Public Accountants
PCAOB ID: 1171